ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-158385 Dated April 8, 2009

Autocallable Optimization Securities with Contingent Protection
Linked to the iShares® MSCI Brazil Index Fund
Tactical Strategies for Flat or Bullish Markets
HSBC USA Inc. ● Securities linked to the iShares® MSCI Brazil Index Fund, due on or about April 29, 2011

Investment Description
Autocallable Optimization Securities with Contingent Protection Linked to the iShares® MSCI Brazil Index Fund, are notes issued by HSBC USA Inc., which we refer to as the “securities”. The securities are designed for investors who want to express a neutral or bullish view of the MSCI Brazil IndexSM (the “underlying index”) through an investment linked to the iShares® MSCI Brazil Index Fund (the “index fund”). If the closing price of the index fund on any semi-annual observation date is at or above the initial share price of the index fund, the securities will be called for an annualized return of 30.00% to 37.00% (to be determined on the trade date). If the securities are not called, at maturity you will receive your principal amount unless the final share price is below the trigger price on the final valuation date, in which case you will receive a payment equal to the principal amount of your securities reduced by 1 percent for each 1 percent of any negative percentage return of the index fund at maturity. Investing in the securities involves significant risks. You must be willing to risk losing up to 100% of your investment. The contingent protection feature applies only if you hold the securities to maturity. Any payment on the securities, including any principal protection feature, is subject to the creditworthiness of the issuer. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Features
❒ Tactical Investment Opportunity: If you believe the index fund will appreciate in value over the term of the securities but are unsure about the exact timing or magnitude of the appreciation, the securities provide an opportunity to generate returns based on this market view. The securities will be automatically called for par plus the call return if the closing price of the index fund on any observation date is equal to or greater than the closing price of the index fund on the trade date. If the securities are not called, investors will have downside market exposure to the index fund at maturity, subject to the contingent protection feature.
❒ Contingent Protection Feature: If you hold the securities to maturity and the final share price is not below the trigger price on the final valuation date, you will receive at least 100% of your principal, subject to the creditworthiness of the issuer. If the final share price is below the trigger price on the final valuation date, your investment will be fully exposed to any negative index fund return.

Key Dates[1]
Trade Date	April 27, 2009
Settlement Date	April 30, 2009
Final Valuation Date[2]	April 25, 2011
Maturity Date[2]	April 29, 2011

[1] Expected.  In the event we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed so that the stated term of the securities remains the same.
[2] Subject to postponement in the event of a market disruption event.

Security Offerings
We are offering the securities, which are linked to the performance of the index fund, at a minimum investment of $1,000 in denominations of $10 and integral multiples of $10 in excess thereof.

Underlying Fund	Call Return	Fund Starting Price	Trigger Price	CUSIP	ISIN

iShares® MSCI Brazil Index Fund	30.00% to 37.00%	$●	50.00%	4042EP644	US4042EP6444
See “Additional Information about HSBC USA Inc. and the Securities” on page 2. The securities offered will have the terms specified in the accompanying base prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 3, 2009 and the terms set forth herein. See “Key Risks” on page 7 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the index fund.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus, prospectus supplement and any other related prospectus supplements. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The securities will not be listed on any U.S. securities exchange or quotation system. See “Supplemental Plan of Distribution” on page 14 for distribution arrangement.
	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.175	$9.825
Total	●	●	●

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This free writing prospectus relates to the offering of securities linked to the index fund identified on the cover page.  The index fund described in this free writing prospectus is a reference asset as defined in the prospectus supplement (defined below), and these securities being offered are “notes” for purposes of the prospectus supplement. As a purchaser of a security you will acquire an investment instrument, the return on which linked to the index fund.  Although the offering of securities relates to the index fund identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the index fund, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 3, 2009.  You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this free writing prospectus and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC USA Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦       Prospectus supplement dated April 3, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000114420409018777/v145333_424b2.htm

♦       Prospectus dated April 2, 2009:
http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/0001047469-09-003736-index.htm

As used herein, references to “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “prospectus supplement” mean the prospectus supplement dated April 3, 2009 and references to the “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated April 2, 2009.

Investor Suitability
The securities may be suitable for you if:
♦    You believe the final share price of the index fund will not be below the trigger price on the final valuation date, and you are willing to lose up to 100% of your principal if the final share price is below the trigger price on the final valuation date.
♦    You believe the closing price of the index fund will be at or above the initial share price on any observation date, including the final valuation date.
♦    You believe the index fund will remain stable for the term of the securities and will close at or above the initial share price on the final valuation date.
♦    You are willing to hold securities that will be called on any observation date on which the price of the index fund closes at or above the initial share price, or you are otherwise willing to hold the securities to maturity.
♦    You are willing to make an investment whose return is limited to the pre-specified return on call date, a return based upon an annualized return of 30.00% to 37.00%. The actual annualized return will be set on the trade date.
♦    You do not seek current income from this investment.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the securities.
♦    You do not seek an investment for which there is an active secondary market.

The securities may not be suitable for you if:
♦    You believe the final share price of the index fund will be below the trigger price on the final valuation date and that at maturity the index fund return will be negative.
♦    You believe stock prices of Brazilian companies comprising the index fund will decrease during the observation period.
♦    You seek an investment that is 100% principal protected.
♦    You are not willing to make an investment in which you could lose up to 100% of your principal amount.
♦    You seek an investment whose return is not limited to the pre-specified return on call date, an annualized return of 30.00% to 37.00%. The actual annualized return will be set on the trade date.
♦    You seek an investment for which there will be an active secondary market.
♦    You are unable or unwilling to hold securities that will be called on any observation date on which the closing price of the index fund is at or above the initial share price, or you are otherwise unable or unwilling to hold the securities to maturity.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You seek current income from your investment.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.
♦    You do not seek exposure to Brazilian equities.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Key Risks” on page 7 and “Risk Factors” on page S-3 of the prospectus supplement.

Indicative Terms
Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per security (subject to a minimum purchase of 100 securities or $1,000).
Term	24 months, unless earlier called.
Index Fund	iShares® MSCI Brazil Index Fund (Ticker: EWZ)
Call Feature	The securities will be called if the closing price of the index fund on any observation date is at or above the initial share price.
Observation Dates	On or about October 27, 2009, April 27, 2010, October 27, 2010, April 25, 2011 (the final valuation date), subject to postponement in the event of a market disruption event.
Call Settlement Dates
With respect to the first three observation dates, three business days following the applicable observation date, and with respect to the final observation date (the final valuation date), four business days following such observation date.

Return on Call Date
If the securities are called, on a call settlement date, investors will receive a cash payment per $10 principal amount of securities equal to the call price for the applicable observation date. The return on call date will be based upon an annualized return of [30.00 to 37.00]%. The actual annualized return upon which the return on call date is based will be determined on the trade date.

Observation Date October 27, 2009 April 27, 2010 October 27, 2010 Final Valuation Date (April 25, 2011)	Return on Call Date [15.00 to 18.50]% [30.00 to 37.00]% [45.00 to 55.50]% [60.00 to 74.00]%	Call Price (per $10.00 security) $[11.50 to 11.85] $[13.00 to 13.70] $[14.50 to 15.55] $[16.00 to 17.40]
Payment at Maturity (per $10 security)
If the securities are not called and the final share price of the index fund is not below the trigger price on the final valuation date, you will receive a cash payment on the maturity date equal to $10 per $10 principal amount of securities. [2]
If the securities are not called and the final share price  of the index fund is below the trigger price on the final valuation date, you will receive a cash payment on the maturity date equal to:
$10 × (1 + index fund return);
In this case, you may lose all or a substantial portion of your principal amount, depending on how much the price of the index fund decreases during the observation period.

Index Fund Return	final share price – initial share price
initial share price
Trigger Price	●, representing 50.00% of the initial share price.
Observation Period	The period from, but excluding, the trade date to, and including, the final valuation date.
Initial Share Price	The closing price of the index fund on the trade date.
Final Share Price	The closing price of the index fund on the final valuation date.
Closing Price
The closing price on any scheduled trading day during the observation period will be the official price of one share of the index fund on the relevant exchange (as defined herein) as of the close of the regular trading session of such exchange and as reported in the official price determination mechanism for such exchange.

1 HSBC USA Inc. is rated A1 by Moody’s, AA- by Standard & Poor’s and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to our ability to pay our obligations under the securities, such as the index ending level, an improvement in our credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.

2 Principal protection is provided by HSBC USA Inc. and, therefore, is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

Determining Payment Upon Call or at Maturity
Was the final share price of
You will receive the call price for the applicable observation date as described under “Indicative Terms—Return on Call Date” The call price is based on the call return, which will be set on the trade date .

At maturity, you will receive your principal of $10 per security.
At maturity, you will receive your principal reduced by the percentage decrease in the index fund from the initial share price to the final share price, calculated as follows:
$10 x (1 + index fund return)
In this scenario, you could lose some or all of your principal amount, depending on how much the price of the index fund decreases during the observation period.

Your securities are not fully principal protected. If the index fund return is negative and the final share price of the index fund is below the trigger price on the final valuation date, the contingent protection is lost and your principal amount will be fully exposed to a loss resulting from any decrease in the price of one share of the index fund.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.  This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities) more than 5% of any entity included in the index.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of notes with terms that are substantially the same as those of the securities.  Under one approach, it would be reasonable to treat the securities as pre-paid forward or other executory contracts with respect to the index fund. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. Pursuant to that approach, any gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities that is held for one year or less at the time of disposition would generally be treated as short-term capital gain, and any gain recognized on the taxable disposition of the security that is held for more than a year at the time of disposition would, except as provided below, generally be treated as long-term capital gain.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Under the “constructive ownership” rules of section 1260 of the Code, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term capital gain had it held the index fund directly. However, because the U.S. holder does not share in distributions made on the index fund, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the index fund directly.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of notes with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above.  Indeed, the risk that the securities would be recharacterized for U.S. federal income tax purposes as instruments giving rise to current ordinary income (even before the receipt of any cash) and short-term capital gain (even if held for a period longer than one year), is higher than with other non-principal-protected equity-linked securities.  Alternatively, the securities could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes.  See “Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments” in prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Hypothetical Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the index fund relative to its initial share price. We cannot predict the final share price of the index fund on the final valuation date or the closing price of the index fund on any scheduled trading day during the observation period, including the observation dates. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the index fund. The numbers appearing in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity per $10.00 on a hypothetical offering of the securities, based on the following assumptions (actual initial share price, trigger price, returns on call dates and call prices for the securities will be set on the trade date):

Investment term:                                                   24 months (unless earlier called)

Hypothetical initial share price:                          $20.00

Hypothetical trigger price:                                   $10.00 (50% of the initial share price)

Hypothetical returns on call dates and call prices*:

Observation Dates	Return on Call Date*	Call Price*
October 27, 2009	16.75%	$11.68
April 27, 2010	33.50%	$13.35
October 27, 2010	50.25%	$15.03
April 25, 2011	67.00%	$16.70

* based on a hypothetical return on call date of 33.50% per annum

Example 1—The index fund closes at 30.00 on the first observation date – the securities are called.

Because the closing price of the index fund on the first observation date (October 27, 2009) is at or above the initial share price, the securities are automatically called at the applicable call price of $11.68 per security, representing an 16.75% return on the securities. As long as the index fund closes at or above the initial share price on any of the four observation dates, you will receive the applicable call price, regardless of whether or not the index fund had closed below the trigger price on any scheduled trading day during the observation period.

Example 2— The index fund closes at 30.00 on the final valuation date – the securities are called.

Because (i) the closing price of the index fund on the first three observation dates is below the initial share price and (ii) the closing price of the index fund on the final observation date, (which is also the final valuation date) is above the initial share price, the securities are automatically called at the applicable call price of $16.70 per security, representing a 67.00% return on the securities.

Example 3— The index fund closes below the initial share price on all four observation dates and on the final valuation date it closes at 15.00 – the securities are NOT called.

Because the closing price of the index fund on all four observation dates is below the initial share price, the securities are not automatically called. Furthermore, because the final share price is not below the trigger price on the final valuation date, you will receive the principal amount at maturity of $10.00 per security (a return of zero percent).

Example 4— The index fund closes below the initial share price on all four observation dates.  In addition, the index fund closes  at 9.00 on the final valuation date – the securities are NOT called.

Because the closing prices of the index fund on all four observation dates are each below the initial share price, the securities are not automatically called.  Furthermore, because the final share price of the index fund is below the trigger price on the final valuation date, the contingent principal protection is lost and your principal is fully exposed to any decrease in the final share price relative to the initial share price on the final valuation date.  Therefore you will suffer a loss on the securities of 55.00%. Expressed as a formula:

index fund return = (9.00-20.00)/20.00 = -55.00%

payment at maturity = $10 x [100% + -55%)] = $4.50

In this example, you would lose some of your principal amount at maturity.

If the final share price is below the trigger price on the final valuation date, the contingent protection feature is lost and you are fully exposed to any loss resulting from the decrease in the price of the index fund and you could lose some or all of your principal at maturity.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
Contingent Principal Protection Only Applies if You Hold the Securities to Maturity – You should be willing to hold your securities to maturity.  The securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your securities to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the index fund has appreciated since the trade date.

♦
Contingent Principal Protection Applies Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment – Your principal amount will be protected only if the final share price of the index fund is not below the trigger price on the final valuation date.  The securities differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your securities if the final share price of the index fund is below the trigger price on the final valuation date.  In that event, the contingent protection will be lost and, at maturity, you will be fully exposed to any loss resulting from the decrease in the price of the index fund.  Accordingly, you may lose up to 100% of your principal amount.

♦
Limited Return on the Securities – Your potential gain on a $10 principal amount of securities will be limited to the call price applicable for an observation date (less the $10 initial investment), regardless of the appreciation in the index fund, which may be significant. Similarly, because the determination of whether the securities will be called will be based on the closing price of the index fund on a limited number of observation dates prior to the maturity date, and because, if the securities are not called, the final share price will be based on the closing price of the index fund on the last observation date (i.e., the final valuation date), your return may be adversely affected by a sudden or temporary decrease in the closing price of the index fund on any or all of the observation dates.  Conversely, you will not benefit from higher closing prices of shares of the index fund at any time during the term of the securities other than on the observation dates. As a result, you may receive a lower return on the securities than you would receive if you were to invest in the stocks comprising the underlying index or the index fund.

♦
No Assurances of a Flat or Bullish Environment - While the securities are structured to provide potentially enhanced returns in a flat or bullish environment, we cannot assure you of the economic environment during the term or at maturity of your securities.

♦
Lack of Liquidity – The securities will not be listed on any securities exchange or quotation system. One of our affiliates intends to offer to repurchase the securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which one of our affiliates is willing to buy the securities, which will exclude any fees or commissions you paid when you purchased the securities.

♦
Impact of Fees on Secondary Market Prices – Generally, the price of the securities in the secondary market is likely to be lower than the initial offering price since the issue price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the securities.

♦
Reinvestment Risk – If your securities are called early, the holding period over which you would receive the per annum return of 30.00% to 37.00% (actual annualized return to be determined on trade date) could be as little as six months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are called prior to the maturity date.

♦	No Interest – As a holder of the securities, you will not receive interest payments.

♦
The Index Fund and the Underlying Index are Different – The performance of the index fund may not exactly replicate the performance of the underlying index, because the index fund will reflect transaction costs and fees that are not included in the calculation of the underlying index.  It is also possible that the index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. The index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the underlying index and in managing cash flows.

♦
We Cannot Control Actions by the Companies Whose Stocks or Other Equity Securities are Represented in the underlying index – We are not affiliated with any of the companies whose stock is represented in the underlying index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks comprising the underlying index or your securities. None of the money you pay us will go to any of the companies represented in the underlying index, and none of those companies will be involved in the offering of the securities in any way. Those companies will have no obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

♦
Credit of Issuer – The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the contingent principal protection or any other amounts owed to you under the terms of the securities.

♦
Owning the Securities is Not the Same as Owning the Stocks Comprising the Underlying Index –  As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the underlying index would have.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC – HSBC and its affiliates, as well as UBS and its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the securities.  Any such research, opinions or recommendations could affect the value of shares of the index fund or the stocks included in the underlying index, and therefore, the market value of the securities.

♦
Potential HSBC Impact on Price – Trading or transactions by HSBC USA Inc. or any of its affiliates in the stocks comprising the underlying index or in shares of the index fund, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the underlying index or shares of the index fund, may adversely affect the market value of the stocks comprising the underlying index or shares of the index fund, the level of the underlying index or the index fund, and, therefore, the market value of the securities.

♦
Potential Conflict of Interest – HSBC and its affiliates may engage in business with the issuers of the stocks comprising the underlying index or the underlying index sponsor, which may present a conflict between the obligations of HSBC and you, as a holder of the securities.  The calculation agent, which may be the issuer or any of its affiliates will determine the payment at maturity or on a call settlement date based on observed prices of shares of the index fund in the market.  The calculation agent can postpone the determination of the closing price of the index fund on an observation date and the corresponding call settlement date if a market disruption exists on such observation date. Furthermore, the calculation agent can postpone the determination of the final share price and the maturity date if a market disruption event exists on the final valuation date.

♦
The Securities are Subject to Emerging Markets Risk   — Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the securities are highly susceptible, before making a decision to invest in the securities.

♦
Exchange Rate Risk – Because the index fund will invest in stocks denominated in the Brazilian real, changes in currency exchange rates may negatively impact the index fund’s returns. The values of the Brazilian real may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, the index fund’s exposure to exchange rate risk may result in reduced returns to the index fund.

♦
Index Tracking Risk – While the index fund is designed and intended to track the level of the underlying index, various factors, including fees and other transaction costs, will prevent the index fund from correlating exactly with changes in the level of the Index. Accordingly, the performance of the index fund will not be equal to the performance of the Index during the term of the securities.

♦
Price Prior to Maturity — The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the index fund; the volatility of the index fund; the dividend rate paid on the index fund; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of HSBC.

♦
Single ETF risk — The price of the index fund can rise or fall sharply due to factors specific to the index fund, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose stocks make up the components of the index fund, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

♦
Investing in small- or mid-cap companies — The index fund may invest in small- or mid-cap companies. If it does so, it may be subject to certain risks associated with small- or mid-cap companies. These companies often subject to less analyst coverage and may be in early and less predictable periods of their corporate existence. In addition, these companies often have greater price volatility, lower trading volume and less liquidity than larger more established companies. These companies tend to have smaller revenues, narrower product lines, less management depth and experience, smaller shares of their product or service markets, fewer financial resources and less competitive strength than larger companies.

♦
Management risk — The fund is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the index fund, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the index fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the index fund is subject to the risk that the investment strategy of the fund’s investment adviser may not produce the intended results.

♦
The Securities are Not Insured by any Governmental Agency of The United States or any Other Jurisdiction – The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

♦
Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain, as to both the timing and character of any inclusion in income in respect of the securities.  Under one approach, it would be reasonable to treat the securities as pre-paid forward or other executory contracts with respect to the index fund. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes, and in the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, it is reasonable to treat the securities in accordance with this approach. Pursuant to that approach, any gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities that is held for one year or less at the time of disposition would generally be treated as short-term capital gain, and, except as provided below, generally, any gain recognized on the taxable disposition of the note that is held for more than a year at the time of disposition would be treated as long-term capital gain.  See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.  Under the “constructive ownership” rules of section 1260 of the Code, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the notes could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term capital gain had it held the index fund directly. However, because the U.S. holder does not share in distributions made on the index fund, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the index fund directly.  However, because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatment described above.  Under one approach, each note would be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option (i.e., require you to pay us at the maturity date the difference between the Deposit and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the principal amount you invested (the “Deposit”) to secure your potential obligation under the Put Option, and the Deposit would be treated as issued with original issue discount for U.S. federal income tax purposes, as described in the prospectus supplement under the heading "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes  — Certain Notes Treated as a Put Option and a Deposit."  Indeed, the risk that this characterization and treatment would prevail over the treatment of the securities as a pre-paid cash-settled executory contract (as described above) is greater than with other non-principal protected equity-linked notes.  Alternatively, the securities could be treated as debt instruments that are "contingent payment debt instruments" for federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations — Contingent Payment Debt Instruments" in prospectus supplement..

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual.  Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the securities prior to the receipt of payments under the securities or their earlier sale.  Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the securities as ordinary income (including gain on a sale).  Finally, it is possible that a non-U.S. holder of the securities could be subject to U.S. withholding tax in respect of the securities.  It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis).  Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations”.

Market Disruption Event

If an observation date or the final valuation date is not a scheduled trading day, then such observation date or the final valuation date, respectively, will be the next scheduled trading day.  If a market disruption event (as defined below) exists on an observation date or the final valuation date, then such observation date or the final valuation date, respectively, will be the next scheduled trading day for which there is no market disruption event.  If a market disruption event exists with respect to an observation date or the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be an observation date or the final valuation date (as applicable), and the closing price on such observation date or the final share price (as applicable) will be determined by the calculation agent using its estimate of the exchange traded price for the index fund that would have prevailed but for that market disruption event as of the valuation time on that scheduled trading day.  If an observation date is postponed, then the corresponding call settlement date will also be postponed until the third business day following the postponed observation date.  If the final valuation date is postponed, then the maturity date will also be postponed until the fourth business day following the postponed final valuation date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i)  any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the index fund, (B) relating to any security included in the underlying index of the index fund or (C) in futures or options contracts relating to the index fund or the underlying index, on any related exchange; or

(ii)  any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A), if applicable, to effect transactions in, or obtain market values for shares of the index fund, (B) to effect transactions in, or obtain market values for any security included in the underlying index, or (C) to effect transactions in, or obtain market values for, futures or options contracts relating to the index fund or the underlying index of the index fund on any relevant related exchange; or

(iii)  the closure on any scheduled trading day of any relevant exchange relating to shares of the index fund or relating to any security included in the underlying index of the index fund or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (a) the actual closing time for the regular trading session on the exchange and (b) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means each exchange or quotation system on which futures or options contracts relating to the index fund or the underlying index are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the index fund or the underlying index has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the index fund or the underlying index on such temporary substitute exchange or quotation system as on the original related exchange) that has a material effect (as determined by the Calculation Agent) on the overall market for futures or options related to shares of the index fund or the underlying index.

“Relevant exchange” means the primary exchange or quotation system for shares of the index fund or any stock then included in the underlying index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for their respective regular trading sessions.

The iShares MSCI Brazil Index Fund (“index fund”)

This free writing prospectus is not an offer to sell and it is not an offer to buy shares of the index fund or stocks comprising the underlying index.  All disclosures contained in this free writing prospectus regarding the index fund, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information.  Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the index fund or stocks comprising the underlying index contained in this free writing prospectus.  You should make your own investigation into the index fund as well as stocks included in the underlying index.  The underlying index sponsor has no obligation to continue to publish, and may discontinue publication of, the underlying index.  The underlying index sponsor may discontinue or suspend the publication of the underlying index at any time. Neither we nor any affiliate makes any representation that any publicly available information regarding the underlying index sponsor is accurate or complete.  For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

We have derived all information contained in this free writing prospectus regarding the index fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by iShares. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources. The index fund is an investment portfolio maintained and managed by iShares and advised by BGFA. iShares is a registered investment company that consists of numerous separate investment portfolios, including the index fund. The shares of the index fund are listed and trade at market prices on a national securities exchange such as Amex, the Chicago Board Options Exchange, NASDAQ, NYSE or NYSE Arca under the exchange trading symbol “EWZ”.

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of such information. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. As a prospective purchaser of the securities, you should undertake an independent investigation of the index fund as in your judgment is appropriate to make an informed decision with respect to an investment in the index fund shares.

The MSCI Brazil Index (the “underlying index”) is calculated by or on behalf of Morgan Stanley Capital International Inc. (“MSCI”). MSCI does not issue, sponsor, endorse, sell or promote the EWZ Fund. MSCI makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. MSCI has no obligation or liability in connection with the operation, marketing or sale of the securities.

The index fund, which was launched on July 10, 2000, seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the Brazilian market, as measured by the underlying index, its underlying index. The underlying index was developed by MSCI as an equity benchmark for Brazilian stock performance, and is designed to measure equity market performance in Brazil. The index fund pursues a “representative sampling” strategy in attempting to track the performance of the underlying index, and generally does not hold all of the equity securities included in the underlying index. The index fund invests in a representative sample of securities in the underlying index, which have a similar investment profile as the underlying index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the underlying index. The index fund will generally invest at least 90% of its assets in the securities of the underlying index and ADRs based on securities of the underlying index, and at least 90% of its assets in the securities of the underlying index or in securities included in the Brazilian market, but not in the underlying index, or in ADRs, GDRs or EDRs based on the securities in the underlying index. The index fund may invest its other assets in futures contracts, other types of options and swaps related to the underlying index, as well as cash and cash equivalents, including share of money market funds affiliated with BGFA.

The MSCI Brazil Index

All information in this free writing prospectus regarding the underlying index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI or any of its affiliates (the “underlying index sponsor”). The underlying index sponsor owns the copyright and all other rights to the underlying index. The underlying index has no obligation to continue to publish, and may discontinue publication of, the underlying index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the underlying index is not an indication of future performance. Future performance of the underlying index may differ significantly from historical performance, either positively or negatively.

The underlying index is published by MSCI and is intended to measure the performance of equity markets in Brazil. The Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. Component companies must meet objective criteria for inclusion in the underlying index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The underlying index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The underlying index is published by Bloomberg under the index symbol “MXBR”.

The underlying index is part of the MSCI Equity Indices series. MSCI aims to include in its indices 85% of the free float-adjusted market capitalization in each industry sector, within each country included in an index.

Selection Criteria

The security selection process within each industry group is based on analysis of the following: i) Each company’s business activities and the diversification that its securities would bring to the index. ii) All other things being equal, the underlying index sponsor targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion. iii) The underlying index sponsor targets for inclusion the most liquid securities in an industry group. The underlying index sponsor does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the underlying index but considers each stock’s relative standing within Brazil and between cycles. Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the underlying index.

Index Calculation

The underlying index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the underlying index on the prior day divided by the free float market capitalization level of each share in the underlying index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance

There are three broad categories of underlying index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

The graph below illustrates the performance of the index fund from July 24, 2000 to April 1, 2009 as reported on the Bloomberg Professional® service. The historical prices of shares of the index fund should not be taken as an indication of future performance.

The closing price of the index fund on April 1, 2009 was 39.24.

Certain ERISA Considerations
We urge you to read and consult “Certain ERISA Considerations” section in the Prospectus Supplement.

Delisting or Suspension of Trading in the Shares of the Index Fund; Termination of the Index Fund; and Discontinuation of the underlying index

If the shares of the index fund are delisted from, or trading of shares of the index fund is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares of the index fund (any such trading successor or substitute securities, the “successor shares”), such successor shares will be deemed to be the index fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the securities.

If the shares of the index fund are delisted from, or trading of the shares of the index fund is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of the index fund are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the calculation agent, and such successor or substitute security will be deemed to be such index fund for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of successor or substitute securities, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the securities.

If the index fund is liquidated or otherwise terminated (a “termination event”), the final value of the shares of the index fund on the final valuation date will be determined by the calculation agent in accordance with the general procedures last used to calculate the index fund prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the final value as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the securities.

If a termination event has occurred with respect to the index fund and the underlying index sponsor discontinues publication of the underlying index and if the underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the underlying index, then the value of the underlying index will be determined by reference to the value of that comparable index, which we refer to as a “successor underlying index.”  Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will provide notice thereof of the selection of the successor underlying index to the registered holders of the securities.

If a termination event has occurred and the underlying index sponsor discontinues publication of the underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the value to be substituted for the underlying index on the final valuation date will be a value computed by the calculation agent for that date in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance.

If a successor underlying index is selected or the calculation agent calculates a value as a substitute for the underlying index as described above, the successor underlying index or value, as the case may be, will be substituted for the underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

Notwithstanding the above alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the market value of the securities.

“Underlying index sponsor” means Morgan Stanley Capital International Inc..

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on the holders of securities, absent manifest error.

Events of Default and Acceleration

If the calculation agent determines that the securities have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus.  In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated index return.  If a market disruption event exists with respect to the index fund on that scheduled trading day, then the accelerated final valuation date for the index fund will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date).  The accelerated maturity date will be the fourth business day following the accelerated final valuation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

Supplemental Plan of Distribution

We will agree to sell to UBS Financial Services Inc. (the “Agent”), and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the securities. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this free writing prospectus to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so.  We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.